CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated May 29, 2009  on the annual financial statements and financial highlights of Nysa Fund (formerly known as New York Equity Fund), (the "Fund"), a series of the Nysa Series Trust (formerly known as The New York State Opportunity Funds) which is included in Part A and B in Post-Effective Amendment No. 17 to the Registration Statement under the Securities Act of 1933 and Post-Effective Amendment No. 18  under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information (File Nos. 333-17381 and 811-07963), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Abington, Pennsylvania

July 27, 2009